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                                                                   EXHIBIT 6(b)

                      AMENDMENT TO UNDERWRITING AGREEMENT


THIS AMENDMENT to the Underwriting Agreement by and between Market Street Fund, Inc. (the "Fund"), and PML Securities Company ("PML") is made this 9th day of September, 1988.


                                  WITNESSETH:

WHEREAS, the Fund and PML entered into an Underwriting Agreement on November 11, 1985; and

WHEREAS, it is the desire of the parties thereto amend said Agreement;

NOW THEREFORE, it is agreed between the parties thereto to amend said Agreement as follows:

      1. Add the following paragraph at the end of item 7:

         PML agrees that all accounts and records which it maintains for the Fund shall be the property of the Fund and that it will surrender promptly to the designated officers of the Fund any or such accounts and records upon request. The Fund shall own and control all pertinent records relating to its operations and shall have the right to copy any such records in the possession of PML.

      2. Add the following at the end of the second paragraph of item 8:

         This Agreement may be terminated for "cause" at any time by the Board of Directors of the Fund. "Cause is defined and limited for this purpose to mean willful misfeasance, bad faith or gross negligence by PML in the performance of its duties or reckless disregard by it of its obligations and duties under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Underwriting Agreement to be duly executed as of the day and year first above written.


(SEAL]                                      MARKET STREET FUND, INC.


Attest:   [sig]                          By:/s/ STANLEY R REBER
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[SEAL]                                         PML SECURITIES COMPANY


Attest:   [sig]                          By:   [sig]
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